Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "NEOSTEM, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF OCTOBER, A.D. 2009, AT 8:03 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

0899444 8100

090977301

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7613271

DATE: 10-30-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:01 AM 10/30/2009
FILED 08:03 AM 10/30/2009
SRV 090977301 - 0899444 FILE

CERTIFICATE OF DESIGNATIONS

of

SERIES C CONVERTIBLE PREFERRED STOCK

of

NEOSTEM, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

NEOSTEM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended and restated to date (the "Certificate of Incorporation"), of the Corporation and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 8,177,512 shares of Preferred Stock of the Corporation designated as "Series C Convertible Preferred Stock:"

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. **Designation and Amount**. The shares of such series created hereby shall be designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock") and the authorized number of shares constituting such series shall be 8,177,512. The agreed stated value of each of the Series C Preferred Stock shall be $1.00 per share (the "Agreed Stated Value"). The Series C Preferred Stock shall, with respect to dividend rights, have the entitlements set forth herein and shall, with respect to rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to all classes of Common Stock of the Corporation and, subject to the rights of any series of Preferred Stock outstanding or that may from time to time come into existence providing that the Series C Preferred Stock shall rank junior or senior thereto, other equity securities of the Corporation. Such number of shares may be decreased by resolution of the Board of Directors of the Corporation; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to less than the number of shares then issued and outstanding.

2. **Dividends and Distributions**.

(a) *Amount*. The holders of shares of Series C Preferred Stock shall be entitled to receive an annual dividend of 5% of the Agreed Stated Value (the "Annual Dividend"), payable annually on the first day of January (the "Annual Dividend Payment Date"). Payment of the Annual Dividend may be either in cash or in kind as determined by the Board of Director. In the event

that the Annual Dividend Payment Date shall fall due on a Saturday, Sunday or legal holiday in the State of Delaware, the dividend due on such date shall be paid on the next day thereafter that is not a Saturday, Sunday or legal holiday in the State of Delaware. The Annual Dividend shall be cumulative and shall begin to accrue on outstanding shares of Series C Preferred Stock from and after _____, 2009 (the "Series C Issuance Date") on a daily basis computed on the basis of a 365-day year and compounded annually whether or not the Corporation shall have assets legally available therefore.

(b) *Limitation on Other Dividends*. So long as any shares of Series C Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any Junior Stock, unless there shall also have been declared and paid or set apart for payment on the shares of Series C Preferred Stock, all accrued and unpaid Annual Dividends. In the event that full cumulative dividends on the shares of Series C Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on or make payment on account of the purchase, redemption or other retirement of any Junior Stock, until full cumulative dividends on the shares of Series C Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in shares of any class or series of Junior Stock or (ii) the purchase, redemption or conversion of shares of any Junior Stock, in exchange solely for shares of Junior Stock.

(c) *Timing*. Accrued but unpaid Annual Dividends shall cumulate as of each Annual Dividend Payment Date on which they first become payable whether or not the Corporation shall have assets legally available for the payment thereof, and shall be payable as provided in this Section 2.1 and/or as further provided herein.

(d) *Waiver*. To the fullest extent permitted by law and notwithstanding anything contained herein to the contrary, the holders of the outstanding shares of Series C Preferred Stock may waive any Annual Dividend that such holders shall be entitled to receive under this Section 2 by the affirmative vote or written consent of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding.

(e) *Form of Payment*. Dividends shall be payable at the option of the Corporation either in cash or in kind in shares of Series C Preferred Stock or in kind in shares of Common Stock. Any payment in shares of Series C Preferred Stock shall be based on the Agreed Stated Value. Any payment in kind in shares of Common Stock shall be made at the Market Value on the dividend payment date. "Market Value," on a given date, shall mean the average of the closing sales price of a share of the Company's Common Stock on the American Stock Exchange, or on its principal securities exchange or trading market if other than the American Stock Exchange, on each trading day (excluding each day on which there is no closing price) for a period of ten (10) consecutive trading days (excluding each day on which there is no closing price) immediately prior to such date.

(f) *Junior Stock*. "Junior Stock" shall mean (i) the Corporation's common stock ("Common Stock"), and (ii) each other class or series of the Corporation's capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or

series shall rank senior to or on a parity with shares of the Series C Preferred Stock as to distributions of dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation.

3. **Liquidation Preference.**

(a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation for cash or (iii) voluntary or involuntary bankruptcy of the Corporation (subparagraphs (i), (ii) and (iii) being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before and in preference to any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to $1.125 per share plus an amount equal to all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. In the case of property or in the event that any such securities are restricted, the value of such property or securities shall be determined by agreement between the Corporation and the holders of a majority of the shares of Series C Preferred Stock then outstanding. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series C Preferred Stock on the basis of the number of shares of Series C Preferred Stock held. All shares of Series C Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the Common Stock as provided herein and, unless the terms of such other series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

(b) The holder of any shares of Series C Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 3 until such holder shall cause to be delivered to the Corporation (i) the certificate or certificates representing such shares of Series C Preferred Stock (or a lost stock affidavit and indemnity agreement in form reasonably acceptable to the Corporation with respect to such shares) and (ii) transfer instrument or instruments satisfactory to the Corporation and sufficient to transfer such shares of Series C Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on any payment upon a Liquidation Event after the due date thereof. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(c) Upon the completion of the distribution required by subparagraph (a) of this Section 3 and subject to any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock, pro rata based on the number of shares held by each such holder.

4. **Conversion Rights.**

(a) *Conversion, Per Share Conversion Price.* Each share of the Series C Preferred Stock shall be convertible, at the option of the holder thereof upon exercise in accordance with Section 4(b), without the payment of additional consideration, into such number of fully paid and non-assessable shares of the Corporation's Common Stock equal to the quotient obtained by dividing the Agreed Stated Value plus all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, by $0.90 (the "Conversion Price") (as such amount may be adjusted from time to time pursuant to this Certificate of Designations, the "Per Share Conversion Price").

(b) *Conversion Procedures.* The optional conversion of shares of Series C Preferred Stock in accordance with Section 4(a) may be effected by a holder of record thereof by making written demand for such conversion (a "Conversion Demand") upon the Corporation at its principal executive offices setting forth therein: (i) the number of shares to be converted; (ii) the certificate or certificates representing such shares; and (iii) the proposed date of such conversion, which shall be a business day not less than five (5) nor more than thirty (30) days after the date of such Conversion Demand (the "Conversion Date"). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (a "Conversion Notice") to such holder setting forth therein: (i) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be indorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment, including a medallion seal. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder's address as may be set forth in the Conversion Demand. On or before the Conversion Date, the holder of Series C Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly indorsed for transfer accompanied by a duly executed stock power or other instrument of assignment, including a medallion seal if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. Upon surrender of certificates of Series C Preferred Stock to be converted in part, the Corporation shall issue a balance certificate representing the number of full shares of Series C Preferred Stock not so converted.

(c) *Effect of Conversion.* All outstanding shares of Series C Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Conversion Date, (i) no such share of Series C Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series C Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions (other than any accrued dividends unpaid thereon, whether or not

declared, together with any other dividends declared but unpaid thereon), to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Conversion Date, all such shares of Series C Preferred Stock shall be retired and canceled and shall not be reissued.

(d) *Adjustments to Conversion Price.*

(A) The Conversion Price shall be adjusted from time to time as follows:

(i) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to any Common Stock dividend or distribution and the denominator shall be the sum of such number of shares of Common Stock outstanding immediately prior to any Common Stock dividend or distribution plus the total number of shares constituting such Common Stock dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(ii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock and the Series C Preferred Stock is not similarly subdivided, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock and the Series C Preferred Stock is not similarly combined, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(iii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this subparagraph (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(iv) Whenever the Conversion Price is adjusted as herein provided, (x) the Corporation shall promptly file with any Conversion Agent a certificate of a firm of

independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (y) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be given by the Corporation to any Conversion Agent and mailed by the Corporation to each holder of shares of Series C Preferred Stock at their last address as the same appears on the books of the Corporation.

(B) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other entity (other than a merger or consolidation in which the Corporation is the continuing corporation) or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another corporation, or any reclassification of shares, the Conversion Price shall not be adjusted but each holder of a share of Series C Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property which such holder would have owned or have been entitled to receive immediately after such consolidation, merger, sale, conveyance, exchange or reclassification had such share of Series C Preferred Stock been converted immediately prior to such consolidation, merger, sale, conveyance, exchange or reclassification. Provision shall be made in any such consolidation, merger, sale, conveyance, exchange or reclassification for adjustments in the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (A). The above provisions shall similarly apply to successive consolidations, mergers, sales, conveyances, exchange or reclassification.

For purposes of this Section 4, "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of paragraph (B) above, shares issuable on conversion of shares of Series C Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation on the date of the initial issuance of Series C Preferred Stock by the Corporation, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation

In case;

(i) the Corporation shall declare a stock split, stock dividend (or any other distribution) on its Common Stock that would cause an adjustment to the Conversion Price of the Series C Preferred Stock pursuant to the terms of subparagraph (i) of Paragraph (A) above; or

(ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or conveyance, of the property of the Corporation as an entirety or substantially as an entirety; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with any Conversion Agent, and shall cause to be mailed to all holders of shares of Series C Preferred Stock at each such holder's last address as the same appears on the books of the Corporation, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (iv) above.

(C) All shares of Series C Preferred Stock converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to further accrual of dividends, if any, shall immediately cease and terminate upon such conversion (except only the right of the holder, thereof to receive shares of the Common Stock and cash in lieu of actual shares in exchange therefor pursuant to the term hereof.).

5. **Mandatory Conversion.**

(a) *Trigger Events*. Beginning any time after the Series C Issuance Date, if the closing price of the sale of shares of Common Stock on the NYSE Amex (or the Corporation's principal securities exchange, if other than the NYSE Amex) exceed $2.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), for a period of twenty (20) out of thirty (30) consecutive trading days, and if the dollar value of the trading volume of the Common Stock for each day during such twenty (20) out of thirty (30) consecutive trading days equals or exceeds $250,000, the Corporation may require the holders of Series C Preferred Stock to convert the Preferred Stock to Common Stock, on ten (10) days notice (the "Mandatory Conversion Time"), based on the Conversion Price.

(b) *Procedural Requirements*. All holders of record of shares of Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section 5. Upon receipt of such notice, each holder of shares of Series C Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, including medallion seal, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Section 5, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 11 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series C Preferred Stock converted. Such converted Series C Preferred Stock shall be retired and canceled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

6. **Redemption**.

(a) *Optional Redemption*. Prior to the seventh anniversary of the Series C Issuance Date, the Corporation may at any time it may lawfully do so, at the option of the Board of Directors and after giving the holders of shares Series C Preferred Stock written notice of Directors and after giving the holders of shares of Series C Preferred Stock written notice thereof containing the redemption date (which date shall not be less than 20 days from the date of such notice) (the "Redemption Date") and offering the holders of the shares of Series C Preferred Stock at least such 20 days to convert all such shares into shares of Common Stock pursuant to Section 4, redeem in whole, but not in part, all the shares of Series C Preferred Stock then outstanding by paying in cash, for each share, an amount equal to the sum of (i) the Original Series C Issue Price and (ii) all accrued but unpaid Annual Dividends on such share (such sum, as adjusted for any stock splits, dividends combinations, subdivisions, recapitalizations, reclassifications or the like, the "Optional Redemption Price").

(b) *Mandatory Redemption*. At any time following the seventh anniversary of the Series

C Issuance Date, within sixty (60) days after the receipt by the Corporation of the written request of the holders of not less than a majority of the shares of Series C Preferred Stock then outstanding, the Corporation shall redeem all of the shares of Series C Preferred Stock (or, if less, the maximum amount it may lawfully redeem) by paying in cash, for each share, an amount equal to the sum of (i) the Original Series C Issue Price, and (ii) all accrued but unpaid Annual Dividends on such share (such sum, as adjusted for any stock splits, dividends combinations, subdivisions, recapitalizations, reclassifications or the like, the "Mandatory Redemption Price").

7. **Voting Rights**. Holders of shares of Series C Preferred Stock shall not be entitled to vote, as a separate class or otherwise on any matter, and their consent shall not be required for any corporate action, except as otherwise required by law or as expressly provided in this Certificate of Designations or the Certificate of Incorporation.

8. **Amendments**. For so long as any shares of Series C Preferred Stock remain outstanding, consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock voting together as a class shall be required for any amendment to this Certificate of Designations or any waivers of the rights of the holders of shares of Series C Preferred Stock or under any other agreement to which all of the holders of shares of Series C Preferred Stock are a party.

9. **Restrictions on Transfer**. Each certificate representing shares of Series C Preferred Stock and each certificate representing shares of Common Stock issuable upon conversion of any shares of Series C Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

> "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES ACQUIRED UPON THE CONVERSION OF THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW."

10. **Reservation of Shares**. The Corporation shall at all times reserve and keep available, out of its authorized and un-issued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, including shares of Series C Preferred Stock issued as payment of dividends, such number of shares of its Common Stock as shall be sufficient to effect the conversion of all shares of Series C Preferred Stock from time to time outstanding.

11. **Fractional Shares**. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by

the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation, or it may round to the nearest number of whole shares, in the Board's sole discretion. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

12. **Severability of Provisions.** Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

13. **Status of Reacquired Shares.** Shares of Series C Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares of Series C Preferred Stock which have been converted into Common Stock) shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

14. **Preemptive Rights**. Holders of shares of Series C Preferred Stock are not entitled to any preemptive or subscription rights in respect to any securities of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series C issue of Preferred Stock and fixing the number, voting tights, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NeoStem, Inc. has caused this Certificate to be signed on its behalf by its Chief Executive Officer, this 29th day of October, 2009.

NEOSTEM, INC.

By: [signature]
Name: Robin L. Smith
Title: Chief Executive Officer